EXHIBIT 99.1

First Horizon demonstrates strong execution of growth strategy in second quarter

Results reflect focus on building leading Southeast bank

MEMPHIS, Tenn., July 17, 2018 (GLOBE NEWSWIRE) -- First Horizon (NYSE:FHN) today announced second quarter 2018 results with reported earnings per share (EPS) of $0.25; on an adjusted basis, earnings per share were $0.36.1

“Our second quarter results demonstrate continued progress towards our goal of building a strong, differentiated and leading bank in the Southeast,” said Bryan Jordan, First Horizon’s chairman and CEO. “The current operating environment remains favorable, and we’re pleased with the strong momentum and customer activity we have seen across our portfolio, especially in our attractive high return specialty businesses. We believe First Horizon is well-positioned to deliver sustainable top-quartile returns and capitalize on our compelling growth and savings opportunities.”

Compelling growth opportunities following successful merger and systems conversion

In the second quarter, First Horizon completed its systems integration with Capital Bank, creating the fourth largest regional bank in the Southeast with approximately 300 branches and $40 billion in assets. The deal economics have improved since first announced in 2017, with 2019 EPS accretion estimated to be 17 percent, more than double original assumptions. The Company also expects to achieve $25 to $30 million of revenue synergies and $85 million of annual run-rate cost savings by 2019.

“We successfully completed the Capital Bank integration and systems conversion and appreciate our hardworking employees and loyal customers who have helped drive our success,” Jordan said. “With the integration complete, our focus is on driving organic growth, strengthening our presence in attractive markets in the Southeast, achieving operational efficiencies and building on the momentum in our profitable specialty businesses.”

Second Quarter 2018 Financial Highlights (all comparisons vs second quarter 2017)

Reported EPS / Adjusted EPS: $0.25 / $0.36[1]	Reported ROTCE / Adjusted ROTCE: 12.6%1 / 18.2%[1]	Reported ROA / Adjusted ROA: 0.86% / 1.22%[1]

Regional Banking Highlights

  Pre-tax income up 49 percent
  Revenue up 45 percent from increased net interest income and higher fee income
  Net interest income up 53 percent and fee income up 21 percent
  Efficiency ratio improved to 55 percent from 57 percent
  Average loans up 47 percent and average deposits up 36 percent

Other Highlights

  Net interest margin expanded to 3.53 percent from 3.07 percent
  Asset Quality remains stable
  Total average assets of $40 billion

1These are non-GAAP numbers that are reconciled to reported GAAP numbers in the Non-GAAP to GAAP Reconciliation table

CONSOLIDATED SUMMARY RESULTS
Quarterly, Unaudited

				2Q18 Changes vs
(Dollars in thousands, except per share data)	2Q18	1Q18	2Q17	1Q18	2Q17
Income Statement Highlights
Net interest income	$310,932	$301,173	$200,701	3	55%
Noninterest income	127,494	135,931	127,268	(6)%	*
Securities gains/(losses), net	31	86	405	(64)%	(92)%
Total revenue	438,457	437,190	328,374	*	34%
Noninterest expense	332,768	313,265	217,917	6%	53%
Provision/(provision credit) for loan losses	—	(1,000)	(2,000)	NM	NM
Income before income taxes	105,689	124,925	112,457	(15)%	(6)%
Provision for income taxes	19,697	29,931	17,253	(34)%	14
Net income/(loss)	85,992	94,994	95,204	(9)%	(10)%
Net income attributable to noncontrolling interest	2,852	2,820	2,852	1	*
Net income/(loss) attributable to controlling interest	83,140	92,174	92,352	(10)%	(10)%
Preferred stock dividends	1,550	1,550	1,550	*	*
Net income/(loss) available to common shareholders	$81,590	$90,624	$90,802	(10)%	(10)%
Common Stock Data
EPS	$0.25	$0.28	$0.39	(11)%	(36)%
Basic shares (thousands)	325,153	326,489	233,482	*	39%
Diluted EPS	$0.25	$0.27	$0.38	(7)%	(34)%
Diluted shares (thousands)	328,426	330,344	236,263	(1)%	39%
Period-end shares outstanding (thousands)	325,003	327,194	234,135	(1)%	39%
Cash dividends declared per share	$0.12	$0.12	$0.09	*	33%
Balance Sheet Highlights (Period-End)
Total loans, net of unearned income	$27,701,740	$27,249,793	$19,989,319	2%	39%
Total deposits	30,977,867	30,818,951	22,333,349	1%	39%
Total assets	41,076,795	40,463,195	29,369,956	2%	40%
Total liabilities	36,527,046	35,890,667	26,543,068	2%	38%
Total equity	4,549,749	4,572,528	2,826,888	*	61%
Asset Quality Highlights
Allowance for loan losses	$185,462	$187,194	$197,257	(1)%	(6)%
Allowance / period-end loans	0.67%	0.69%	0.99%
Net charge-offs/(recoveries)	$1,732	$1,361	$2,711	27%	(36)%
Net charge-offs (annualized) / average loans	0.03%	0.02%	0.06%
Non-performing assets (NPA)	$157,017	$172,664	$144,149	(9)%	9%
NPA % (a)	0.55%	0.60%	0.68%
Key Ratios & Other
Return on average assets ("ROA") (annualized) (b)	0.86%	0.95%	1.32%
Return on average common equity ("ROE") (annualized) (c)	7.86%	8.79%	15.26%
Return on average tangible common equity ("ROTCE") (annualized) (d)	12.63%	14.06%	17.30%
Net interest margin (e)	3.53%	3.43%	3.07%
Efficiency ratio (f)	75.90%	71.67%	66.44%
Common equity tier 1 ratio ("CET1") (g)	8.95%	8.98%	9.85%
Tier 1 ratio (g)	9.95%	9.98%	10.99%
Market capitalization (millions)	$5,798.1	$6,161.1	$4,078.6

Certain previously reported amounts have been reclassified to agree with current presentation.
NM - Not meaningful
* Amount is less than one percent.
(a)  NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.
(b)  Calculated using net income.
(c)  Calculated using net income available to common shareholders.
(d)  This non-GAAP measure is reconciled to ROE in the FHN Non-GAAP to GAAP Reconciliation table.
(e)  Net interest margin is computed using net interest income adjusted to a fully taxable equivalent ('FTE") basis assuming a statutory federal income tax rate of 21 percent and, where applicable, state income taxes.
(f)  Noninterest expense divided by total revenue excluding securities gains/(losses).
(g)  Current quarter is an estimate.

Use of Non-GAAP Measures

Several financial measures in this release are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. The non-GAAP items presented in this release are adjusted earnings per share ("EPS"), return on tangible common equity ("ROTCE"), adjusted ROTCE, and adjusted return on average assets ("ROA"). These profitability measures are reported to First Horizon’s management and directors through various internal reports. First Horizon’s management believes these measures are relevant to understanding the financial results of First Horizon and its business segments. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by First Horizon. First Horizon has reconciled each of these measures to a comparable GAAP measure below:

FHN NON-GAAP TO GAAP RECONCILIATION
Quarterly, Unaudited

(Dollars and shares in thousands, except per share data)	2Q18	1Q18	2Q17
Average Tangible Common Equity (Non-GAAP)
Average total equity (GAAP)	$4,552,546	$4,573,916	$2,778,169
Less: Average noncontrolling interest (a)	295,431	295,431	295,431
Less: Average preferred stock (a)	95,624	95,624	95,624
(A) Total average common equity	4,161,491	4,182,861	2,387,114
Less: Average intangible assets (GAAP) (b)	1,569,449	1,568,029	281,326
(B) Average tangible common equity (Non-GAAP)	$2,592,042	$2,614,832	$2,105,788

Annualized Net Income Available to Common Shareholders
(C) Net income available to common shareholders (annualized ) (GAAP)	$327,257	$367,531	$364,206

Ratios
(C)/(A) Return on average common equity ("ROE") (GAAP)	7.86%	8.79%	15.26%
(C)/(B) Return on average tangible common equity ("ROTCE") (Non-GAAP)	12.63%	14.06%	17.30%

Adjusted Net Income (Non-GAAP)
(D) Net income (GAAP)	$85,992
Less: After-tax impact of notable items (GAAP) (c)	(36,255)
(E) Adjusted net income (Non-GAAP)	122,247
(F) Annualized net income (GAAP)	344,913
(G) Annualized adjusted net income (Non-GAAP)	490,331

Adjusted Net Income Available to Common Shareholders (Non-GAAP)
(H) Net income available to common shareholders (GAAP)	$81,590
Less: After-tax impact of notable items (GAAP) (c)	(36,255)
(I) Adjusted net income available to common shareholders (Non-GAAP)	117,845
(J) Annualized adjusted net income available to common shareholders (Non-GAAP)	472,675

Average Assets (GAAP)
(K) Average assets	$40,173,712

Diluted Shares
(L) Diluted shares	328,426

Adjusted Ratios & EPS Impacts
(C)/(B) ROTCE (Non-GAAP)	12.63%
(J)/(B) Adjusted ROTCE (Non-GAAP)	18.24%
(F)/(K) Return on average assets ("ROA") (GAAP)	0.86%
(G)/(K) Adjusted ROA (GAAP)	1.22%
(H)/(L) Diluted earnings per share ("EPS") (GAAP)	$0.25
(I)/(L) Adjusted diluted EPS (Non-GAAP)	$0.36

(a) Included in Total equity on the Consolidated Balance Sheet.
(b) Includes goodwill and other intangible assets, net of amortization.
(c) Includes $43.2 million of pre-tax acquisition- and integration-related expenses primarily associated with the Capital Bank Financial Corp. ("CBF") acquisition and $4.1 million of valuation adjustments associated with derivatives related to prior sales of Visa Class B shares, adjusted using an incremental tax rate of approximately 23 percent.

Conference call

Management will hold a conference call at 8:30 a.m. CT today to review earnings and performance trends. There will also be a live webcast accompanied by the slide presentation available in the investor relations section of www.FirstHorizon.com. The call and slide presentation may involve forward-looking information, including guidance.

Callers wishing to participate may call toll-free starting at 8:15 a.m. CT on July 17 by dialing 888-317-6003 and entering access code 9883832. The number for international participants is 412-317-6061.

Participants can also listen to the live audio webcast with the accompanying slide presentation through the investor relations section of www.fhnc.com. A replay will be available from noon CT on July 17 until midnight CT on July 31. To listen to the replay, dial 877-344-7529 or 412-317-0088. The access code is 10121768. The event also will be archived and available beginning July 18 by midnight CT in the events and presentations section of http://ir.fhnc.com.

Debt Investor Materials

First Horizon expects to post additional materials for debt investors on August 3, 2018 in the investor relations section of www.FirstHorizon.com. First Horizon will also provide these materials to analysts at upcoming meetings.

Disclaimers and Other Information

This communication contains, and the debt investor materials above may contain, forward-looking statements, including guidance, involving significant risks and uncertainties. Forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should,” “is likely,” “will,” “going forward” and other expressions that indicate future events and trends and may be followed by or reference cautionary statements.

A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in First Horizon's annual report on Form 10-K and other recent filings with the SEC. First Horizon disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments or changes in expectations.

About First Horizon

First Horizon National Corp. (NYSE:FHN) provides financial services through its First Tennessee, Capital Bank, FTB Advisors, and FTN Financial businesses. First Horizon operates approximately 300 bank locations across the southern U.S. and 28 FTN Financial offices across the entire U.S.  Our banking subsidiary was founded in 1864 and has the 14th oldest national bank charter in the country. Our First Tennessee and Capital Bank brands have the largest deposit market share in Tennessee and one of the highest customer retention rates of any bank in the country. We have been ranked by American Banker as No. 5 among the Top 10 Most Reputable U.S. Banks. Our FTB Advisors wealth management group has more than 300 financial professionals and provides services to about $30 billion in assets. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional customers in the U.S. and abroad. We have been recognized as one of the nation’s best employers by Working Mother and American Banker magazines and the National Association for Female Executives. More information is available at www.FirstHorizon.com.

FHN-G

CONTACT:
First Horizon Investor Relations, Aarti Bowman, (901) 523-4017
First Horizon Media Relations, James Dowd, (901) 523-4305

A PDF accompanying this announcement is available at http://resource.globenewswire.com/Resource/Download/5a1f5330-a38a-4eda-b106-54bb438cd6a3